Exhibit 5.1

Alison A. Haggerty

+1 212 479 6596

ahaggerty@cooley.com

March 10, 2020

Progyny, Inc.

1359 Broadway

New York, NY 10018

Re: Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Progyny, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission, covering the offering of up to 4,023,256 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, issuable pursuant to the Company’s 2019 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plan and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

COOLEY LLP 55 HUDSON YARDS NEW YORK, NY 10001

T: (212) 479-6000 F: (212) 479-6275 COOLEY.COM

Progyny, Inc.

March 10, 2020

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Alison Haggerty
Alison Haggerty

COOLEY LLP 55 HUDSON YARDS NEW YORK, NY 10001

T: (212) 479-6000 F: (212) 479-6275 COOLEY.COM